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                                                                    Exhibit 23.4

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related joint proxy statement/prospectus of DIGITAL FUSION, INC. for the registration of 19,776,256 shares of its common stock and to the inclusion and incorporation by reference therein of our report dated March 31, 1999, with respect to the financial statements of digital fusion, inc. (formerly ROI Consulting, Inc.) for the year ended December 31, 1998 included in the amended Current Report on Form 8-K/A of IBS interactive, Inc. filed with the Securities and Exchange Commission on May 16, 2000.


/s/ Ernst & Young LLP

Jacksonville, Florida
September 26, 2000